As filed with the Securities and Exchange Commission on May 9, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
HALOZYME THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	88-0488686
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11388 Sorrento Valley Road, San Diego, CA 92121
(Address of Principal Executive Offices, including zip code)
HALOZYME THERAPEUTICS, INC. AMENDED AND RESTATED 2011 STOCK PLAN
(Full Title of the Plan)
Harry J. Leonhardt
Senior Vice President, General Counsel
and Chief Compliance Officer
11388 Sorrento Valley Road
San Diego, CA 92121
(Name and Address of Agent For Service, including zip code)

(858) 794-8889
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value per share, to be issued pursuant to the Amended and Restated 2011 Stock Plan	6,500,000	$9.58	$62,270,000	$6,271

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes such indeterminable number of additional shares as may be issued as a result of an adjustment to the shares by reason of a stock split, stock dividend or similar capital adjustment, as required by the Amended and Restated Halozyme Therapeutics, Inc. 2011 Stock Plan.

(2)
This estimate is computed in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, and is based on the average of the high and low prices of the Registrant’s common stock on May 6, 2016, as reported on the NASDAQ Global Select Market.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
On May 6, 2011, Halozyme Therapeutics, Inc., a Delaware corporation (the “Company”), registered 6,000,000 shares of its common stock, par value $0.001 per share, to be offered and sold to participants under the Company’s 2011 Stock Plan, as amended from time to time (the “Plan”) pursuant to the Registration Statement on Form S-8 (File No. 333-174013) (the “Initial Registration Statement”). The Plan was amended by the Company’s stockholders on May 16, 2013, to increase the number of shares available for issuance under the Plan by 6,500,000 shares of common stock and the additional shares were registered on May 31, 2013 pursuant to the Registration Statement on Form S-8 (File No. 333-188997). The Plan was further amended by the Company’s stockholders on May 6, 2015, to increase the number of shares available for issuance under the Plan by 7,000,000 shares of common stock and the additional shares were registered on August 10, 2015 pursuant to the Registration Statement on Form S-8 (File No. 333-206279). The Plan was further amended by the Company’s stockholders on May 4, 2016, to increase the number of shares available for issuance under the Plan by 6,500,000 shares of common stock. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 (Registration of Additional Securities) to register such additional 6,500,000 shares of common stock which may be offered or sold to participants under the Plan.
In accordance with General Instruction E to Form S-8, the contents of the Initial Registration Statement are hereby incorporated by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits
For a list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item 8 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on this 9th day of May, 2016.

HALOZYME THERAPEUTICS, INC.
By:	/s/ Helen I. Torley, M.B. Ch.B., M.R.C.P.
Helen I. Torley, M.B. Ch.B., M.R.C.P.
President and Chief Executive Officer
POWER OF ATTORNEY
  Know all persons by these presents, that each person whose signature appears below constitutes and appoints Helen I. Torley, Laurie Stelzer, and Harry J. Leonhardt and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substituted, may lawfully do or cause to be done by virtue thereof.
  Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Helen I. Torley, M.B. Ch.B., M.R.C.P. Helen I. Torley, M.B. Ch.B., M.R.C.P.	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 9, 2016

/s/ Laurie Stelzer Laurie Stelzer	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2016

/s/ Connie L. Matsui Connie L. Matsui	Chairman of the Board of Directors	May 9, 2016

/s/ Jean-Pierre Bizzari, M.D. Jean-Pierre Bizzari, M.D.	Director	May 9, 2016

/s/ James M. Daly James M. Daly	Director	May 9, 2016

/s/ Jeffrey W. Henderson Jeffrey W. Henderson	Director	May 9, 2016

/s/ Kathryn E. Falberg Kathryn E. Falberg	Director	May 9, 2016

/s/ Kenneth J. Kelley Kenneth J. Kelley	Director	May 9, 2016

/ Randal J. Kirk	Director

/s/ Mathew L. Posard Matthew L. Posard	Director	May 9, 2016

EXHIBIT INDEX

Exhibit No.	Description
4.1(1)	Composite Certificate of Incorporation
4.2(2)	Bylaws, as amended
5.1	Opinion of DLA Piper LLP (US)
23.1	Consent of DLA Piper LLP (US) (filed as part of Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1(3)	Halozyme Therapeutics, Inc. Amended and Restated 2011 Stock Plan
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(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed August 7, 2013.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed December 12, 2011.
(3)	Incorporated by reference to the Registrant’s Definitive Proxy Statement, filed March 23, 2016.